EXHIBIT 99.3

FOR IMMEDIATE RELEASE


              COLONIAL COMMERCIAL CORP. REPORTS FIRST QUARTER 2004
                                OPERATING RESULTS


HICKSVILLE, New York (June 3, 2004) - Colonial Commercial Corp. ("Colonial") (NASD Bulletin Board: "CCOM," "CCOMP"), today announced operating results for the first quarter of the year 2004.

         For the quarter ended March 31, 2004, revenues increased 49.9% to $12,525,359, compared with revenues of $8,357,683 in the 2003 quarter. The inclusion of RAL Supply Group, Inc. ("RAL"), which was acquired on September 30, 2003, and American/Universal Supply Inc. ("American"), which was a new operation that commenced on or about July 1, 2003, accounted for $3,099,435 of this increase. The remaining increase in sales was related to increased market penetration in the core business of Universal Supply Group, Inc. ("Universal"), Colonial's major subsidiary. Simultaneously, gross margin dollars increased by $1,046,830 substantially and directly related to the sales increases. Gross margins expressed as a percentage of sales increased from 29.50% in 2003 to 30.42% in 2004, primarily due to increases in sales of deluxe higher margin products.

         The Company reported a net loss of $299,250, which included a net income tax benefit of $113,021 compared to a net loss of $69,084, which included a net income tax benefit of $82,742 in the 2003 quarter. The 2004-quarter included a non-cash charge of $84,900 for stock based compensation compared to no stock based compensation charge in the 2003 quarter. Because of seasonal demand, results of first quarter operations are not indicative of the entire year. The Company expects that it will be profitable for the year 2004 and that profits will exceed 2003 profits.

         Bernard Korn, the Company's Chairman and CEO, said, "We believe Colonial's future is promising. Universal, and its affiliates, have had significant increases in sales and operating profits in the past five years. We enjoy a superior reputation among customers, as well as a variety of exclusive and semi-exclusive distribution agreements with manufacturers. Our management is experienced and has the leadership qualities and focus to continue to grow and succeed."

         Colonial distributes climate control systems and over 350 different heating and air conditioning and high-end plumbing fixtures product lines through its Universal Supply Group, Inc., American/Universal Supply Inc. and RAL Supply Group, Inc. subsidiaries to heating, ventilating and air conditioning
(HVAC) contractors. These contractors in turn sell these products to residential and commercial/industrial customers. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of eight locations in New Jersey; nine in New York and one in Pennsylvania.



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THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING"
STATEMENTS, USUALLY CONTAINING THE WORDS, "BELIEVE," "ESTIMATE," "PROJECT," "EXPECT" OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

                    For further information, please contact:

                    Bernard Korn, Chief Executive Officer or
           James W. Stewart, Chief Financial officer at (516) 681-4647

                          (Financial Highlights Follow)

















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                            COLONIAL COMMERCIAL CORP.
                                AND SUBSIDIARIES
                          SELECTED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                       THREE MONTHS ENDED
                                                       ------------------
                                                   March 31,          March 31,
                                                     2004               2003
                                                     ----               ----
Sales                                            $ 12,525,359      $  8,357,683
Cost of Sales                                       8,715,380         5,892,239
                                                 ------------      ------------
Gross Profit                                        3,809,979         2,465,444

General and Administrative                          4,099,052         2,550,887
                                                 ------------      ------------

Operating Income (Loss)                              (289,073)          (85,443)

Other                                                  56,650            84,005
Interest Income                                            67               153
Interest Expense                                     (179,915)         (150,541)
                                                 ------------      ------------

Income (Loss) Before Income Taxes                    (412,271)         (151,826)

Income Taxes (Benefit)                               (113,021)          (82,742)
                                                 ------------      ------------

Net Income (Loss)                                $   (299,250)     $    (69,084)
                                                 ============      ============

(Loss) Per Common Share:
  Basic                                          $      (0.11)     $      (0.04)
  Diluted                                        $      (0.11)     $      (0.04)

Weighted Average Shares Outstanding:
  Basic                                             2,726,692         1,603,794
  Diluted                                           2,726,692         1,603,794





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